Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

SES AI Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule		Amount Registered(1)		Proposed Maximum Offering Price per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, par value $0.0001 per share	Other	(2)	20,714,793	(3)	$8.49	$175,868,592.57	$0.0000927	$16,303.02
Equity	Class A common stock, par value $0.0001 per share	Other	(2)	36,864,968	(4)	$8.49	$312,983,578.32	$0.0000927	$29,013.58
Equity	Class A common stock, par value $0.0001 per share	Other	(2)	18,251,823	(5)	$8.49	$154,957,977.27	$0.0000927	$14,364.60
Total Offering Amounts							$643,810,148.16	$0.0000927	$59,681.20
Total Fee Offsets									—
Net Fee Due									$59,681.20

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) of SES AI Corporation (the “Company” or the “Registrant”) that may become issuable under the terms of the SES Holdings Pte. Ltd. 2021 Share Incentive Plan (the “Old SES Plan”) or the SES AI Corporation 2021 Incentive Award Plan (the “New SES Plan”), as applicable, by reason of any share split, share dividend, recapitalization or other similar transaction effected without the Company’s receipt of consideration which results in an increase in the number of the outstanding shares of Class A Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based on the average of the high and low sales prices of the Class A Common Stock on The New York Stock Exchange on April 12, 2022.

(3)	Represents shares of Class A Common Stock underlying certain outstanding stock options previously granted under the Old SES Plan.
(4)	Represents shares of Class A Common Stock reserved for issuance pursuant to future awards under the New SES Plan.
(5)	Represents shares of Class A Common Stock previously granted under restricted share awards or stock options under the Old SES Plan, the reoffer and resale of which are registered hereunder.

Table 2 – Fee Offset Claims and Sources*

Table 1 – Newly Registered Securities

Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Fee Offset Claim	Security Type Associated with Fee Offset Claimed	Unsold Securities Associated with Offset Claimed	Fee Paid with Fee Offset Claimed
Rule 457(p)
Fee Offset Claims
Fee Offset Sources
*	Inapplicable